Exhibit 99.1

Important Notice

To Directors and Executive Officers of Teradata Corporation

Concerning the Blackout Period Under the

Teradata Corporation Savings Plan

September 19, 2007

In connection with the spin off of Teradata Corporation (“Teradata”), there will be a period of time when Teradata 401(k) Savings Plan participants will be unable to direct or diversify their investments in, or obtain a distribution from, or take loans of money invested in, the Teradata Unitized Stock Fund in the Teradata Savings Plan (the “Plan”). This period is required in order to ensure that Plan balances are processed and transferred accurately from the NCR Savings Plan to the Teradata Plan at Fidelity Investments®. This period will begin at 4:00 P.M., Eastern Time, on Friday, September 28, 2007, and is expected to end on Friday, October 5, 2007.

This period during which Plan participants will be unable to exercise these rights will qualify as a “blackout period” under the Securities and Exchange Commission’s Regulation BTR. Regulation BTR requires us to prohibit during this blackout period Teradata’s directors and executive officers from buying, selling, trading or otherwise transferring Teradata common stock (including options and other derivatives based on company stock) acquired in connection with their service as a director or executive officer. Regulation BTR also requires that we send this notice to you. Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest.

Please note that, as previously communicated, all trading by Teradata’s directors and executive officers is already prohibited under Teradata’s Insider Trading Policy during the quarterly insider trading blackout period which is expected to lift on November 1, 2007. Regulation BTR, however, imposes additional penalties, such as criminal penalties and a requirement to disgorge all profits, on trades that occur during a Regulation BTR blackout period.

We will notify you of any changes that affect the dates of the BTR blackout period. If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, please contact Molly Treese at (937) 445-2969.